AMENDMENT TO THE ARTICLES OF INCORPORATION
of
TECHNOCONCEPTS INC.

KNOW ALL MEN BY THESE PRESENTS: That TechnoConcepts Inc., a corporation organized and existing under the laws of the State of Colorado (the "Corporation"), pursuant to the provisions of the Colorado Business Corporation Act, does hereby adopt these Amendments to its Articles of Incorporation.

By written informal action, unanimously taken by the Board of Directors of the Corporation, pursuant to and in accordance with Section 7-108-202 of the Colorado Business Corporation Act, the Board of Directors of the Corporation duly approved these Amendments to the Articles of Incorporation, and by written informal action taken by the holders of a majority of the outstanding shares of the common stock and equivalents thereof of the Corporation in accordance with Section 7-107-104 of the Colorado Business Corporation Act, the stockholders of the Corporation duly approved said Amendments to the Articles of Incorporation. The effective date of the directors' written informal action is May 18, 2006, and the effective date of the stockholders' informal action is May 18, 2006.

The provisions set forth in these Amendments supersede the relevant provisions of the original Articles of Incorporation and all amendments and restatements thereto.

AMENDMENT TO NUMBER OF AUTHORIZED SHARES

The Articles of Incorporation of the Corporation are hereby amended by striking in its entirety the first paragraph of Article IV (Capital Stock) and by substituting in lieu thereof the following:

ARTICLE IV
CAPITAL STOCK

The aggregate number of shares which this Corporation shall have authority to issue is One Hundred Million (100,000,000)) shares of no par value each, which shares shall be designated "Common Stock"; and Ten Million (10,000,000) shares of no par value each, which shares shall be designated "Preferred Stock" and which may be issued in one or more series at the discretion of the Board of Directors. In establishing a series the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof all shares of any one series shall be alike in every particular except as otherwise provided by these Articles of Incorporation or the Colorado Business Corporation Act

The paragraphs numbered 1 through 5, inclusive, of Article IV of the Articles of Incorporation of the Corporation remain unchanged.

CERTIFICATE OF DESIGNATION
of
SERIES B-1 CONVERTIBLE PREFERRED STOCK
of
TECHNOCONCEPTS INC.

TechnoConcepts Inc. further certifies that on March 17, 2006, the following resolutions were duly adopted by the Board of Directors of the Corporation.

RESOLVED, that pursuant to the authority granted to the Board of Directors in accordance with the provisions of the Corporation's Certificate of Incorporation, the Board of Directors hereby authorizes a new class of the Corporation's previously authorized Preferred Stock, no par value per share (the "Preferred Stock") and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges and restrictions thereof as follows:

1. DESIGNATION AND AMOUNT.

The designation of this Class, which consists of Two Thousand Three Hundred (2,300) shares (the "Preferred Shares") of Preferred Stock, is the Series B-1 Convertible Preferred Stock (the "Series B-1 Preferred Stock"), and the face amount shall be Two Thousand Five Hundred Dollars ($2,500.00) per share (the "Face Amount"). The date on which a Preferred Share is issued and sold by the Corporation is referred to herein as the "Issue Date." The individual or entity in whose name a Preferred Share is registered on the books of the Corporation is referred to herein as a "Holder" and together with each other Holder, as the "Holders". The Preferred Shares issued and sold to the Purchasers pursuant to the above referred Purchase Agreement are sometimes referred to herein as the "Purchaser Preferred Shares."

2. DIVIDENDS.

The Series B-1 Preferred Stock will bear dividends, payable in arrears at the rate of eight (8%) per cent per annum or $200.00 per Preferred Share. Such dividends shall be payable in cash or common stock (at the then current market price), as the Board of Directors shall determine.

3. PRIORITY.

In the event of (i) any liquidation, dissolution or winding up of the affairs of the Corporation, either voluntarily or involuntarily, (ii) the commencement of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceeding relating to the Corporation or its assets or (iii) any assignment for the benefit of creditors or any marshalling of the material assets or material liabilities of the Corporation (each, a "Liquidation Event"), the Holders shall be entitled to receive, in preference to the payment of the liquidation preference of any other shares of Preferred Stock issued by the Corporation or of any other securities of the Corporation and prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock or any other stock of the Corporation having rights or preferences as to a distribution upon a Liquidation Event junior to the rights or preferences of the Series B-1 Preferred Stock ("Junior Securities"), in cash an

amount per share of Series B-1 Preferred Stock equal to the Face Amount for such share, plus any amounts owed to the Holder thereof by the Corporation and not yet paid (collectively, the "Liquidation Preference") (which amount shall be adjusted appropriately in the event the outstanding shares of Series B-1 Preferred Stock shall be subdivided, combined or consolidated, by any capital reorganization, reclassification or otherwise into a greater or lesser number of shares of Series B-1 Preferred Stock). If upon the occurrence of a Liquidation Event, the assets and funds available for distribution to the Holders are insufficient to permit the payment to such holders of the full amount of the Liquidation Preference, then the assets and funds available for payment of the Liquidation Preference shall be distributed in proportion to the ratio that the preferential amount payable on each such share (which shall be the Liquidation Preference in the case of a Preferred Share) bears to the aggregate preferential amount payable on all such shares.

For purposes of this Section 3, a Liquidation Event shall (at the option of each Holder with respect to such Holder's Preferred Shares, upon written notice delivered to the Corporation) be deemed to be occasioned by, and to include, but not be limited to: (i) the Corporation's sale of all or substantially all of its assets coupled with a distribution of any of the proceeds of such sale to any holders of Junior Stock, (ii) change of control of this Corporation, or (iii) the acquisition of this Corporation by another entity by means of merger or consolidation resulting in the exchange of outstanding shares of this Corporation for securities or consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary, in which the holders of the Company's capital stock hold less than 50% of the voting power of the surviving entity; provided, however, that a reorganization, merger or consolidation involving only a change in the state of incorporation of the Corporation shall not be deemed a Liquidation Event.

4. CONVERSION.

(a) Right to Convert; Restriction. Each Holder shall have the right to convert, at any time after the date hereof, all or any part of the Preferred Shares held by such Holder at the rate of one thousand fully paid and non-assessable shares ("Conversion Shares") of the Corporation's common stock, no par value per share (the "Common Stock"), for each Preferred Share (a "Conversion") subject to adjustment as set forth herein ("Conversion Rate"). Notwithstanding the foregoing, the number of shares of Common Stock that may be acquired by a Holder upon any conversion of Preferred Shares (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such conversion, the total number of shares of Common Stock then beneficially owned by such Holder and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the Holder's for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), does not exceed 4.999% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) or 13(g) (as applicable) of the Exchange Act and the rules and regulations promulgated thereunder. Such limitation shall not apply upon Automatic Conversion, as set forth in 4(e). This limitation may be waived by the consent of a majority in interest of Holders and the Company's Board of Directors.

(b) Conversion Notice. In order to convert Preferred Shares, a Holder shall send by mail, personal delivery, courier service or facsimile transmission, at any time prior to 11:59 p.m., eastern time, on the date on which such Holder wishes to effect such Conversion (the "Conversion Date"), (i) a notice of conversion (a "Conversion Notice"), in substantially the form of Exhibit E-1 hereto, to the Corporation (which shall promptly forward such Conversion Notice to the Corporation's transfer agent for the Common Stock (the "Transfer Agent")) stating the number of Preferred Shares to be converted, the applicable Conversion Rate and a calculation of the number of shares of Common Stock issuable upon such Conversion and (ii) a copy of the certificate or certificates representing the Preferred Shares being converted. The Holder shall also deliver the original of the Conversion Notice and of such certificate or certificates to the Corporation. The Corporation shall issue a new certificate for Preferred Shares in the event that less than all of the Preferred Shares represented by a certificate delivered to the Corporation in connection with a Conversion are converted. Except as otherwise provided herein, upon delivery of a Conversion Notice by a Holder in accordance with the terms hereof, such Holder shall, as of the applicable Conversion Date, be deemed for all purposes to be the record owner of the Common Stock to which such Conversion Notice relates. In the case of a dispute between the Corporation and a Holder as to the calculation of the Conversion Rate or the number of Conversion Shares issuable upon a Conversion, the Corporation shall promptly issue to such Holder the number of Conversion Shares that are not disputed and shall submit the disputed calculations to its independent accountant within one (1) Business Day of receipt of such Holder's Conversion Notice. The Corporation shall cause such accountant to calculate the Conversion Rate as provided herein and to notify the Corporation and such Holder of the results in writing no later than two (2) Business Days following the day on which it received the disputed calculations. Such accountant's calculation shall be deemed conclusive absent manifest error. The fees of any such accountant shall be borne by the party whose calculations were most at variance with those of such accountant.

(c) Delivery of Common Stock upon Conversion. Upon receipt of a Conversion Notice from a Holder pursuant to paragraph 4(b) above, the Corporation shall instruct the Transfer Agent to deliver to such Holder, no later than the close of business on the later to occur of (i) the third (3rd) Business Day following the Conversion Date set forth in such Conversion Notice and (ii) the Business Day following the day on which such Holder delivers to the Corporation the certificates representing the Preferred Shares being converted (the "Delivery Date"), the number of Conversion Shares as shall be determined as provided herein. The Corporation shall instruct the Transfer Agent to effect delivery of Conversion Shares to a Holder by, as long as the Transfer Agent participates in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program ("FAST"), crediting the account of such Holder or its nominee at DTC with the number of Conversion Shares required to be delivered, no later than the close of business on such Delivery Date. In the event that Transfer Agent is not a participant in FAST or if a Holder so specifies in a Conversion Notice or otherwise in writing, the Corporation shall instruct the Transfer Agent to effect delivery of Conversion Shares by delivering to the Holder or its nominee physical certificates representing such Conversion Shares, no later than the close of business on such Delivery Date. If any Conversion would create a fractional Conversion Share, such fractional Conversion Share shall be

disregarded and the number of Conversion Shares issuable upon such Conversion, in the aggregate, shall be the next higher number of Conversion Shares. Conversion Shares delivered to the Holder shall not contain any restrictive legend as long as (A) the sale or transfer of such Conversion Shares is covered by an effective Registration Statement, (B) such Conversion Shares can be sold pursuant to Rule 144 ("Rule 144") under the Securities Act of 1933, as amended ("Securities Act") and a registered broker dealer provides to the Corporation a customary broker's Rule 144 letter, or (C) such Conversion Shares are eligible for resale under Rule 144(k) or any successor rule or provision.

(d) Failure to Deliver Conversion Shares.

(i) In the event that the Corporation or the Transfer Agent fails for any reason to deliver to a Holder certificates representing the number of Conversion Shares specified in the applicable Conversion Notice on or before the Delivery Date therefor (a "Conversion Default"), and such failure continues for three (3) Business Days following the Delivery Date, the Corporation shall pay to such Holder payments ("Conversion Default Payments") in the amount of (i) (N/365) multiplied by (ii) the aggregate Liquidation Preference of the Preferred Shares represented by the Conversion Shares which remain the subject of such Conversion Default multiplied by (iii) the lower of twenty-four percent (24%) and the maximum rate permitted by applicable law (the "Default Interest Rate"), where "N" equals the number of days elapsed between the original Delivery Date for such Conversion Shares and the earlier to occur of (A) the date on which all of the certificates representing such Conversion Shares are issued and delivered to such Holder, (B) the date on which such Preferred Shares are redeemed pursuant to the terms hereof and (C) the date on which a Withdrawal Notice (as defined below) is delivered to the Corporation. Amounts payable under this subparagraph (f) shall be paid to the Holder in immediately available funds on or before the fifth (5th) Business Day of the calendar month immediately following the calendar month in which such amounts have accrued.

(ii) In addition to any other remedies provided herein, each Holder shall have the right to pursue actual damages against the Corporation for the failure by the Corporation or the Transfer Agent to issue and deliver Conversion Shares on the applicable Delivery Date (including, without limitation, damages relating to any purchase of shares of Common Stock by such Holder to make delivery on a sale effected in anticipation of receiving Conversion Shares upon Conversion, such damages to be in an amount equal to (A) the aggregate amount paid by such Holder for the shares of Common Stock so purchased minus (B) the aggregate Conversion Price applicable to such Conversion Shares) and such Holder shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief). "Conversion Price" shall mean the Face Value divided by the Conversion Rate.

(e) <u>Automatic Conversion</u>. Provided that there is an effective registration statement, on the date when the market price of the Common equals or exceeds $5.00 for twenty (20) consecutive Trading Days, such Preferred Shares then outstanding shall be automatically converted into the number of shares of Common Stock as provided in paragraph 4(a) (an "Automatic Conversion"); provided, however, that if, on the date of the Automatic Conversion, (i) the number of shares of Common Stock authorized,

unissued and unreserved for all other purposes, or held in the Corporation's treasury, is not sufficient to effect the issuance and delivery of the number of Conversion Shares into which all outstanding Preferred Shares are then convertible, or (ii) the Common Stock is not actively traded on the NASDAQ Small Cap Market or the NASDAQ National Market, each Holder shall have the option, upon written notice to the Corporation, to retain its rights as a holder of Preferred Shares, including without limitation, the right to convert such Preferred Shares in accordance with the terms of paragraphs 4(a) through 4(c) hereof and, upon delivery of such notice, such Preferred Shares shall not be subject to an Automatic Conversion hereunder until the thirtieth (30th) day following the later of (a) the date on which the event specified (i), (ii) or (iii) is no longer continuing and (b) the date on which the Corporation delivers to each Holder written notice to such effect, and in such event, such thirtieth day shall be deemed to be the Date of Automatic Conversion for purposes of this Certificate of Designation. If an Automatic Conversion occurs, the Corporation and each Holder shall follow the procedures for Conversion set forth in this Section 4, with the Date of Automatic Conversion deemed to be the Conversion Date, except that the Holder shall not be required to send a Conversion Notice as contemplated by paragraph 4(b).

5. ADJUSTMENTS TO CONVERSION RATE.

(a) Adjustment to Conversion Rate Due to Stock Split, Stock Dividend, Etc. If, prior to the Conversion of all of the Preferred Shares, (A) the number of outstanding shares of Common Stock is increased by a stock split, a stock dividend on the Common Stock, a reclassification of the Common Stock, or the distribution to holders of Common Stock of rights or warrants entitling them to subscribe for or purchase Common Stock at less than the then current market price thereof (based upon the subscription or exercise price of such rights or warrants at the time of the issuance thereof), the Conversion Rate shall be proportionately reduced, or (B) the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, the Conversion Rate shall be proportionately increased. In such event, the Corporation shall notify the Transfer Agent of such change on or before the effective date thereof. For purposes hereof, the market price per share of Common Stock on any date shall be the average Closing Bid Price for the Common Stock on the five (5) consecutive Trading Days occurring immediately prior to but not including the earlier of such date and the Trading Day before the "ex" date, if any, with respect to the issuance or distribution requiring such computation. The term "'ex date", when used with respect to any issuance or distribution, means the first Trading Day on which the Common Stock trades regular way in the market from which such average Closing Bid Price is then to be determined without the right to receive such issuance or distribution.

(b) Adjustment to Conversion Rate During Reference Period. If, prior to the Conversion of all of the Preferred Shares, the number of outstanding shares of Common Stock is increased or decreased by a stock split, a stock dividend on the Common Stock, a combination, or a reclassification of the Common Stock, and such event takes place during the reference period for the determination of the Conversion Rate for any Conversion thereof, the Conversion Rate shall be calculated giving appropriate effect to the stock split, stock dividend, combination, or reclassification for all Trading Days occurring during such reference period.

(c) Adjustment Due to Merger, Consolidation, Etc. If, prior to the Conversion of all of the Preferred Shares, there shall be any merger, consolidation, business combination, tender offer, exchange of shares, recapitalization, reorganization, redemption or other similar event, as a result of which shares of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Corporation or another entity (an "Exchange Transaction"), then such Holder shall (A) upon the closing of such Exchange Transaction, have the right to receive, with respect to any shares of Common Stock then held by such Holder, or which such Holder is then entitled to receive pursuant to a Conversion Notice previously delivered by such Holder, (and without regard to whether such shares contain a restrictive legend or are freely-tradable) the same amount and type of consideration (including without limitation, stock, securities and/or other assets) and on the same terms as a holder of shares of Common Stock would be entitled to receive in connection with such Exchange Transaction (the "Exchange Consideration"), and (B) upon the Conversion of Preferred Shares occurring subsequent to the closing of such Exchange Transaction, have the right to receive the Exchange Consideration which such Holder would have been entitled to receive in connection with such Exchange Transaction had such shares been converted immediately prior to such Exchange Transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of such Holder to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Conversion Price and of the number of shares issuable upon a Conversion) shall thereafter be applicable as nearly as may be practicable in relation to any securities thereafter deliverable upon the Conversion of such Preferred Shares. The Corporation shall not effect any Exchange Transaction unless (i) it first gives to each Holder twenty (20) days prior written notice of such Exchange Transaction (an "Exchange Notice"), and makes a public announcement of such event at the same time that it gives such notice and (ii) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligations of the Corporation hereunder, including the terms of this subparagraph 5(c), and any other agreement relating to the rights of Holders.

(d) Distribution of Assets. If the Corporation or any of its subsidiaries shall declare or make any distribution of cash, evidences of indebtedness or other securities or assets (other than cash dividends or distributions payable out of earned surplus or net profits for the current or the immediately preceding year), or any rights to acquire any of the foregoing, to holders of Common Stock (or to a holder of the common stock of any such subsidiary) as a partial liquidating dividend, by way of return of capital or otherwise, including any dividend or distribution in shares of capital stock of a subsidiary of the Corporation (collectively, a "Distribution"), then, upon a Conversion by a Holder occurring after the record date for determining stockholders entitled to such Distribution, the Conversion Rate for Preferred Shares not converted prior to the record date of a Distribution shall be decreased to a rate directly proportional to the decrease, if any, from the Conversion Price to the fair market value of the assets so distributed with respect to each share of Common Stock, such fair market value to be determined by an investment banking firm selected by the Holders of at least two-thirds (2/3) of the Preferred Shares then outstanding and reasonably acceptable to the Corporation.

(e) Adjustment Pursuant to Other Agreements. In addition to and without limiting in any way the adjustments provided in this Section 5, the Conversion Rate shall be adjusted as may be required by the provisions of any other agreement between the Corporation and the Holders.

(f) No Fractional Shares. If any adjustment under this Section would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon Conversion shall be the next higher number of shares or, at the option of the Corporation, shall be paid in cash in an amount calculated by multiplying the amount of the fractional share times the Closing Bid Price on the Trading Day of such Conversion.

6. MISCELLANEOUS.

(a) Transfer of Preferred Shares. A Holder may sell or transfer all or any portion of the Preferred Shares to any person or entity as long as such sale or transfer is the subject of an effective registration statement under the Securities Act or is exempt from registration thereunder and otherwise is made in accordance with the terms of the Purchase Agreement. From and after the date of such sale or transfer, the transferee thereof shall be deemed to be a Holder. Upon any such sale or transfer, the Corporation shall, promptly following the return of the certificate or certificates representing the Preferred Shares that are the subject of such sale or transfer, issue and deliver to such transferee a new certificate in the name of such transferee.

(b) Notices. Except as otherwise provided herein, any notice, demand or request required or permitted to be given pursuant to the terms hereof, the form or delivery of which notice, demand or request is not otherwise specified herein, shall be in writing and shall be deemed given (i) when delivered personally or by verifiable facsimile transmission on or before 5:00 p.m., eastern time, on a Business Day or, if such day is not a Business Day, on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to an overnight courier and (iii) on the third Business Day after deposit in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed to the parties as follows:

If to the Corporation: c/o David L. Kagel
Law Offices of David L. Kagel, a Professional Corporation
1801 Century Park East, Suite 2500
Los Angeles, California 90067

with a copy to the Corporation's executive offices and if to any Holder, to such address for such Holder as shall be designated by such Holder in writing to the Corporation.

(c) Lost or Stolen Certificate. Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of a certificate representing Preferred Shares, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Corporation, and upon surrender and cancellation of such certificate if mutilated, the Corporation shall execute and deliver to the Holder a new certificate identical in all respects to the original certificate.

(d) Voting Rights. The Holders of the Preferred Shares shall have no voting rights with respect to the business, management or affairs of the Corporation.

(e) Remedies, Characterization, Other Obligations, Breaches and Injunctive Relief. The remedies provided to a Holder in this Certificate of Designation shall be cumulative and in addition to all other remedies available to such Holder under this Certificate of Designation at law or in equity (including without limitation a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing contained herein shall limit such Holder's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation. The Corporation agrees with each Holder that there shall be no characterization concerning this instrument other than as specifically provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder hereof and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Corporation agrees, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(f) Failure or Delay not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

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